FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

•Net Income Increased 28% to $2.35 Per Share
•Home Sale Revenues Increased 15% to $3.5 Billion
•Closings Increased 6% to 6,394 Homes; Average Sales Price Increased 9% to $545,000
•Home Sale Gross Margin for the Period was 29.1%
•Gross New Orders Higher by 1% to 8,898 Homes; Net New Orders Decreased 8% to 7,354 Homes
•Unit Backlog of 13,129 Homes with a Value of $8.0 Billion
•Company Increases Share Repurchase Authorization by $1.0 Billion

ATLANTA – April 25, 2023 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2023. For the quarter, the Company reported net income of $532 million, or $2.35 per share, up from prior year net income of $455 million, or $1.83 per share.

“As interest rates increased in 2022, we adjusted business practices to support a consistent start cadence and an appropriate inventory of quick move-in homes as we focused on turning our assets and delivering high returns,” said PulteGroup President and CEO Ryan Marshall. “By achieving an effective balance of price and pace, we realized strong orders, closings and margins in the first quarter, while delivering a 28% increase in earnings per share and a 12-month return on equity* of 32%.”

Mr. Marshall added, “Within an evolving macro environment, consumers across all buyer segments and price points continue to demonstrate a strong desire for homeownership. With interest rates more stable and the supply of new and existing homes generally in balance with demand, we remain optimistic about the housing industry as we navigate this phase of the housing cycle.”

First Quarter Financial Results

The Company has reclassified closing cost incentives from cost of sales to net revenues for all periods presented to be more consistent with industry reporting practices. This reclassification impacted the Company’s reported home sales revenue and associated average sales price, as well as home sale gross margin and SG&A percentages, but had no impact on reported earnings. An analysis of the impacts on the current quarter and prior year period is included in the accompanying financial tables. The discussion in this release gives effect to such reclassification both for the current and prior year quarter.

The Company’s first quarter home sale revenues increased 15% over the prior year to $3.5 billion. Higher revenues for the period reflect a 9% increase in average sales price to $545,000, in combination with a 6% increase in closings to 6,394 homes. First quarter closings benefited from the Company’s decision to modestly increase the availability of quick move-in homes, as well as the ongoing resolution of supply chain issues caused by the pandemic.

The Company’s home sale gross margin in the first quarter was 29.1%, compared with 29.3% in the prior year. SG&A expense in the period totaled $337 million, or 9.6% of home sale revenues. Prior year SG&A expense was $329 million, or 10.9% of home sale revenues. The Company’s operating margin in the first quarter was 19.5%, up from 18.5% in the first quarter of 2022.

First quarter gross orders totaled 8,898 homes, an increase of 1% over prior year gross orders of 8,767 homes. Net new orders for the first quarter decreased 8% from the prior year to 7,354 homes. As a percentage of 2022 year-end backlog, the cancelation rate in the first quarter was 13% which is up from 4% in the comparable prior year period. The dollar value of net new orders in the first quarter decreased 20% from the prior year to $3.8 billion. The Company operated from an average of 879 communities in the quarter, an increase of 13% over the prior year.

The Company’s quarter end backlog was 13,129 homes valued at $8.0 billion. The average sales price in backlog was $608,000, an increase of 5% over the prior year.

PulteGroup’s financial services operations reported first quarter pre-tax income of $14 million, down from $41 million in the prior year period. The decrease in financial services pre-tax income for the quarter reflects lower loan volumes, the more competitive pricing environment and the industry-wide increase in mortgage incentives experienced in the period. Lower loan volumes for the first quarter were impacted by a decline in capture rate to 78%, down from 81% last year.

In the first quarter, the Company repurchased 2.8 million of its common shares outstanding for $150 million, or an average price of $54.30 per share. At quarter end, the Company had a debt-to-capital ratio of 18.1%. Adjusting for the $1.3 billion of cash on its balance sheet at quarter end, the Company’s net debt-to-capital ratio was 7.2%.

In a separate press release, PulteGroup announced that its Board of Directors approved a $1.0 billion increase to the Company’s share repurchase authorization. “Over the past decade, we have returned over $5.0 billion to shareholders through share repurchases which has contributed to a more than 40% reduction in the Company’s shares outstanding,” said Bob O’Shaughnessy, PulteGroup Executive Vice President and CFO. “Today’s $1.0 billion increase in our repurchase authorization reflects the strength of our financial results and our commitment to the ongoing return of excess funds to our shareholders.”

A conference call to discuss PulteGroup's first quarter results is scheduled for Tuesday April 25, 2023, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements

This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” “should,” “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; the impact of any changes to our strategy in responding to the cyclical nature of the industry or deteriorations in industry changes or downward changes in general economic or other business conditions, including any changes regarding our land positions and the levels of our land spend; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; labor supply shortages and the cost of labor; the availability and cost of land and other raw materials used by us in our homebuilding operations; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; competition within the industries in which we operate; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities, slow growth initiatives and/or local building moratoria; the availability and cost of insurance covering risks associated with our businesses, including warranty and other legal or regulatory proceedings or claims; damage from improper acts of persons over whom we do not have control or attempts to impose liabilities or obligations of third parties on us; weather related slowdowns; the impact of climate change and related governmental regulation; adverse capital and credit market conditions, which may affect our access to and cost of capital; the insufficiency of our income tax provisions and tax reserves, including as a result of changing laws or interpretations; the potential that we do not realize our deferred tax assets; out inability to sell mortgages into the secondary market; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans, and related claims against us; risks related to information technology failures or data security issues; failure to retain key personnel; the disruptions associated with the COVID-19 pandemic (or another epidemic or pandemic or similar public threat or fear of such an event), and the measures taken to address it; the effect of cybersecurity incidents and threats; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Item 1A – Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenues:
Homebuilding
Home sale revenues	$3,487,637	$3,032,217
Land sale and other revenues	30,066	33,159
	3,517,703	3,065,376
Financial Services	57,938	84,143
Total revenues	3,575,641	3,149,519

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,472,329)	(2,142,978)
Land sale and other cost of revenues	(24,967)	(32,002)
	(2,497,296)	(2,174,980)

Financial Services expenses	(44,036)	(43,486)
Selling, general, and administrative expenses	(336,518)	(329,022)
Equity income from unconsolidated entities	2,513	1,221
Other income (expense), net	1,818	(3,359)
Income before income taxes	702,122	599,893
Income tax expense	(169,863)	(145,170)
Net income	$532,259	$454,723

Per share:
Basic earnings	$2.35	$1.84
Diluted earnings	$2.35	$1.83
Cash dividends declared	$0.16	$0.15

Number of shares used in calculation:
Basic	225,127	245,796
Effect of dilutive securities	830	1,069
Diluted	225,957	246,865

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	March 31, 2023	December 31, 2022

ASSETS

Cash and equivalents	$1,278,025	$1,053,104
Restricted cash	48,829	41,449
Total cash, cash equivalents, and restricted cash	1,326,854	1,094,553
House and land inventory	11,431,877	11,326,017
Land held for sale	48,036	42,254
Residential mortgage loans available-for-sale	420,638	677,207
Investments in unconsolidated entities	144,664	146,759
Other assets	1,246,492	1,291,572
Goodwill	68,930	68,930
Other intangible assets	64,205	66,875
Deferred tax assets	79,346	82,348
	$14,831,042	$14,796,515

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$488,757	$565,975
Customer deposits	796,384	783,556
Deferred tax liabilities	240,604	215,446
Accrued and other liabilities	1,675,404	1,685,202
Financial Services debt	324,447	586,711
Notes payable	2,041,637	2,045,527
	5,567,233	5,882,417
Shareholders' equity	9,263,809	8,914,098
	$14,831,042	$14,796,515

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Net income	$532,259	$454,723
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	28,152	13,407
Land-related charges	5,683	3,510
Depreciation and amortization	19,139	16,181
Equity income from unconsolidated entities	(2,513)	(1,221)
Distributions of income from unconsolidated entities	3,509	—
Share-based compensation expense	12,488	16,615
Other, net	50	48
Increase (decrease) in cash due to:
Inventories	(85,408)	(814,768)
Residential mortgage loans available-for-sale	256,360	436,865
Other assets	25,053	(35,344)
Accounts payable, accrued and other liabilities	(83,404)	117,650
Net cash provided by operating activities	711,368	207,666
Cash flows from investing activities:
Capital expenditures	(23,743)	(30,686)
Investments in unconsolidated entities	(1,117)	(6,681)
Distributions of capital from unconsolidated entities	2,216	—
Business acquisition	—	(10,400)
Other investing activities, net	(1,570)	(199)
Net cash used in investing activities	(24,214)	(47,966)
Cash flows from financing activities:
Repayments of notes payable	(4,500)	—
Financial Services repayments, net	(262,264)	(229,985)
Proceeds from liabilities related to consolidated inventory not owned	18,449	—
Payments related to consolidated inventory not owned	(10,099)	—
Share repurchases	(150,000)	(500,000)
Cash paid for shares withheld for taxes	(10,059)	(13,614)
Dividends paid	(36,380)	(37,796)
Net cash used in financing activities	(454,853)	(781,395)
Net increase (decrease) in cash, cash equivalents, and restricted cash	232,301	(621,695)
Cash, cash equivalents, and restricted cash at beginning of period	1,094,553	1,833,565
Cash, cash equivalents, and restricted cash at end of period	$1,326,854	$1,211,870

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$6,205	$5,157
Income taxes paid (refunded), net	$209	$1,915

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
HOMEBUILDING:
Home sale revenues	$3,487,637	$3,032,217
Land sale and other revenues	30,066	33,159
Total Homebuilding revenues	3,517,703	3,065,376

Home sale cost of revenues	(2,472,329)	(2,142,978)
Land sale and other cost of revenues	(24,967)	(32,002)
Selling, general, and administrative expenses ("SG&A")	(336,518)	(329,022)
Equity income from unconsolidated entities	2,513	1,221
Other income (expense), net	1,818	(3,295)
Income before income taxes	$688,220	$559,300

FINANCIAL SERVICES:
Income before income taxes	$13,902	$40,593

CONSOLIDATED:
Income before income taxes	$702,122	$599,893

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022

Home sale revenues	$3,487,637	$3,032,217

Closings - units
Northeast	337	262
Southeast	1,168	1,026
Florida	1,752	1,433
Midwest	757	944
Texas	1,308	1,210
West	1,072	1,164
	6,394	6,039
Average selling price	$545	$502

Net new orders - units
Northeast	385	425
Southeast	1,347	1,331
Florida	1,878	1,873
Midwest	1,083	1,163
Texas	1,424	1,514
West	1,237	1,665
	7,354	7,971
Net new orders - dollars	$3,789,993	$4,731,272

Unit backlog
Northeast	522	951
Southeast	2,085	2,781
Florida	4,767	5,870
Midwest	1,676	2,907
Texas	1,905	3,403
West	2,174	4,023
	13,129	19,935
Dollars in backlog	$7,976,424	$11,519,770

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
MORTGAGE ORIGINATIONS:
Origination volume	3,869	4,057
Origination principal	$1,516,450	$1,539,897
Capture rate	78.3%	81.0%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022

Interest in inventory, beginning of period	$137,262	$160,756
Interest capitalized	31,802	31,583
Interest expensed	(27,793)	(33,669)
Interest in inventory, end of period	$141,271	$158,670

PulteGroup, Inc.
Reclassification of Closing Cost Incentives

The following table set forth a reconciliation of the reclassification of closing costs incentives for the current and prior year period ($000's omitted):

	Three Months Ended
	March 31,
	2023	2022

Home sale revenues (a)	$3,568,844	$3,070,313
Closing cost incentives	(81,207)	(38,096)
Home sale revenues (b)	$3,487,637	$3,032,217

Gross margin as a percentage of home sale revenues (a)	28.4%	29.0%
Closing cost incentives	0.7%	0.4%
Gross margin as a percentage of home sale revenues (b)	29.1%	29.3%

SG&A as a percentage of home sale revenues (a)	9.4%	10.7%
Closing cost incentives	0.2%	0.1%
SG&A as a percentage of home sale revenues (b)	9.6%	10.9%

(a) As previously presented
(b) As currently presented

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our debt-to-capital ratios. These measures could be considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, comparable GAAP financial measures. We calculate total net debt by subtracting total cash, cash equivalents, and restricted cash from notes payable to present the amount of assets needed to satisfy the debt. We use the debt-to-capital and net debt-to-capital ratios as indicators of our overall leverage and believe they are useful financial measures in understanding the leverage employed in our operations. We believe that these measures provide investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following table sets forth a reconciliation of the debt-to-capital ratios ($000's omitted):

Debt-to-Capital Ratios

	March 31, 2023	December 31, 2022
Notes payable	$2,041,637	$2,045,527
Shareholders' equity	9,263,809	8,914,098
Total capital	$11,305,446	$10,959,625
Debt-to-capital ratio	18.1%	18.7%

Notes payable	$2,041,637	$2,045,527
Less: Total cash, cash equivalents, and restricted cash	(1,326,854)	(1,094,553)
Total net debt	$714,783	$950,974
Shareholders' equity	9,263,809	8,914,098
Total net capital	$9,978,592	$9,865,072
Net debt-to-capital ratio	7.2%	9.6%